                                                                    EXHIBIT 2.4


                  THIS AGREEMENT made this ______ day of __________, 1999.

AMONG:

                  MED-EMERG INTERNATIONAL INC., a corporation incorporated pursuant to the laws of the Province of Ontario

                                                   (herein called the "Issuer")

                                     - and -

                  MONTREAL TRUST COMPANY OF CANADA, a trust company authorized to carry on business in each province of Canada

                                             (herein called the "Escrow Agent")

                                     - and -

                  THOSE PERSONS LISTED IN SCHEDULE "A" HERETO

                                          (herein called the "Securityholders")

     WHEREAS the Securityholders wish to deposit in escrow certain common shares (the "Escrowed Shares") of the Issuer owned by them and have for that purpose delivered to the Escrow Agent the security certificate(s) described in SCHEDULE "A", the receipt of which certificates the Escrow Agent hereby acknowledges;

     AND WHEREAS the Escrow Agent has agreed to undertake and perform its duties according to the terms and conditions hereof;

     NOW THEREFORE this agreement witnesses that, in consideration of the sum of one dollar ($1.00) paid by the parties to each other, receipt of this sum being acknowledged by each of the parties, the Securityholders jointly and severally, covenant and agree with the Issuer and with the Escrow Agent, and the Issuer and the Escrow Agent covenant and agree each with the other and with the Securityholders jointly and severally, as follows:

1. In this Escrow Agreement, or in any amendment or agreement supplemental hereto, unless the context otherwise requires, the following terms shall have the following meanings:

     a.  "BOARD OF DIRECTORS" means the board of directors of the Issuer;

     b.  "CHANGE OF CONTROL" means any of the:

         i. the sale by the Issuer of all the assets of the Issuer or substantially all the assets of the Issuer; or

         ii. the amalgamation, arrangement, merger or other consolidation of the Issuer with or into any one or more other corporations,

               (1) pursuant to which a Person or company or combination of Persons and/or companies thereafter hold a greater number of Voting Shares or other securities of the successor or continuing corporation having rights of purchase, conversion or exchange into Voting Shares of the successor or continuing corporation (assuming the purchase, conversion or exchange of other securities whether then purchasable, convertible or exchangeable or not into the highest number of Voting Shares of the successor or continuing corporation such Persons and/or companies would be entitled to) than the number of Voting Shares of the successor or continuing corporation held directly and indirectly by former shareholders of the Issuer; or

               (2) such other amalgamation, arrangement, merger or other consolidation which, in the opinion of the Board of Directors, should be subject to this

                    Change of Control definition in order to fairly protect the rights of the Securityholders;

     c. "DIRECTION" means a direction of the Issuer in the form attached as SCHEDULE "B" hereto;

     d. "PERSON" has the meaning ascribed to it in the BUSINESS CORPORATIONS ACT (Ontario) and which, for the purposes of this Agreement, shall include the Issuer;

     e. "VOTING SHARES" means the voting securities of the Corporation within the meaning of the SECURITIES ACT (Ontario).

2. Each of the Securityholders hereby places and deposits in escrow with the Escrow Agent those of the Securityholder's securities of the Issuer described in SCHEDULE "A" and the Escrow Agent hereby acknowledges receipt of those certificates. Each of the Securityholders agrees to deposit in escrow any replacement securities or certificates which may at any time be issued for any escrowed securities.

3. Each of the Securityholders shall be entitled to a letter or receipt from the Escrow Agent stating the number of securities represented by certificates held for the Securityholder by the Escrow Agent subject to the terms of this agreement. It is expressly understood and agreed by the parties to this Escrow Agreement that such letter or receipt shall not be assignable.

4. Except as provided in Section 5, the securities deposited in escrow as described shall remain in escrow and shall not be sold, assigned, hypothecated, pledged, charged, alienated, released from escrow, transferred within escrow or otherwise in any manner dealt with, without the prior written consent of the Issuer to the Escrow Agent. The foregoing shall not prevent any transfer or assignment which may be required by reason of the death or bankruptcy of any Securityholder, in which case the Escrow Agent shall hold the said securities and certificates in escrow, subject to the provisions of this agreement, for whatever person or company shall be legally entitled to be or become the registered owner thereof.

5. The Issuer agrees with the Securityholders that the Escrowed Shares shall be released to the Securityholders upon the earlier of:

     a.  February 9, 2001;

     b. that date on which the prior twenty day weighted average share price of the Issuer's common shares exceeds U.S. $3.40, provided that, if the Direction is received:

         i. on or prior to February 9, 2000, one-third (1/3) of the Escrowed Shares of each Securityholder shall be automatically released on each of February 9, 2000, August 9, 2000 and February 9, 2001;

         ii. subsequent to February 9, 2000 but prior to August 9, 2000, one-third (1/3) of the Escrowed Shares of each Securityholder shall be released immediately, one-third (1/3) shall be automatically released on August 9, 2000, and the remaining one-third (1/3) shall be released on February 9, 2001;

         iii. subsequent to August 9, 2000 but prior to February 9, 2001, two-thirds (2/3) of the escrowed shares will be released immediately with the balance of the escrowed shares released on February 9, 2001;

     c. in the event of the liquidation, dissolution or winding-up of the Issuer, whether voluntary or involuntary, or any other distribution of assets of the Issuer among its shareholders for the purpose winding-up its affairs; and

     d.  in the event of a Change of Control of the Issuer.

     In the case of subsection 5.a. above, the Trustee shall automatically release the Escrowed Shares. In the case of subsections 5.b. through and including 5.d. above, the Issuer shall provide the Direction to the Trustee to effect such release and, subject to the release terms of Section 5.b. above, the Trustee shall immediately release the Escrowed Shares.

6. If during the period in which any of the Escrowed Shares are retained in escrow pursuant hereto any cash dividend is received by the Issuer in respect of the Escrowed Shares, any such cash dividend shall be forthwith paid or transferred to the respective Securityholders entitled thereto. If during the period in which any of the Escrowed Shares are retained in escrow pursuant hereto, any share dividend or other distribution of securities is received by the Escrow Agent in respect of the Escrowed Shares, any certificates representing such share dividend or securities will be held by the Escrow Agent on and subject to the terms of this agreement. If during the period in which any of the Escrowed Shares are retained in escrow pursuant hereto, any share dividend or other distribution of securities is received by a Securityholder in respect of the Escrowed Shares, any certificates representing such share dividend or securities must be forthwith deposited by the securityholders with the Escrow Agent to be held by the Escrow Agent on and subject to the terms of this agreement.

7. Any Securityholder may hypothecate, pledge or charge any or all securities owned by it and deposited in escrow hereunder to a financial institution, provided that prior to such hypothecation, pledge or charge, such financial institution enters into an agreement with the particular Securityholder and the Issuer whereby it agrees to be bound by the provisions of this agreement and acknowledges that the securities so hypothecated, pledged or charged may not be sold, transferred or otherwise dealt with except in accordance with the provisions of this agreement, and provided that the Securityholder provides to the Escrow Agent any and all documents that the Escrow Agent deems necessary or required in order to effect to such hypothecation, pledge or charge.

8. All voting rights attached to the escrowed securities shall at all times be exercised by the respective registered owners thereof and the Issuer and the Escrow Agent shall take all necessary steps from time to time to permit the registered owners to exercise such rights.

9. The Escrow Agent accepts the responsibilities placed on the Escrow Agent by this agreement and agrees to perform them in accordance with the terms hereof and with the applicable consent of the Issuer or the Direction of the parties hereto.

10. The Issuer hereby acknowledges the terms and conditions of this agreement and agrees to take all reasonable steps to facilitate the Issuer's performance of this agreement and to pay the Escrow Agent's proper charges for the Escrow Agent's services as trustee of this escrow.

11. The Securityholders and the Issuer hereby jointly and severally agree to and do hereby release and indemnify and save harmless the Escrow Agent and its employees, officers, directors and agents from and against all claims, suits, demands, costs, damages and expenses which may be occasioned by any of them by reason of the Escrow Agent's compliance in good faith with the terms hereof.

12. If the Escrow Agent should wish to retire, the Escrow Agent shall provide ninety (90) days' notice to the Issuer, and the Issuer may by writing appoint another trustee in the Escrow Agent's place and such appointment shall be binding on the Securityholders, and the new trustee shall assume and be bound by the obligations of the Escrow Agent hereunder.

13. This agreement may be amended upon agreement of the Issuer, the Escrow Agent and the Securityholders.

14. This agreement may be executed in several counterparts in the same form and the counterparts as so executed shall together constitute one original agreement, and the parts, if more than one, shall be read together and shall be construed as if all the signing parties hereto had executed one copy of this agreement.

15. This agreement constitutes the entire understanding between the parties to this agreement with respect to the subject matter of this agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties and there are no warranties, representations or other agreements between the parties in connection with this agreement, except as specifically set forth in this agreement.

16. This agreement shall be interpreted in accordance with and governed in all respects by the laws of the Province of Ontario.

17. Any provision or any portion of any provision or provisions of this agreement determined by a court of competent jurisdiction to be invalid, illegal or unenforceable shall be deemed stricken to the extent necessary to eliminate any invalidity, illegality or unenforceability and the rest of the agreement and all other provisions and parts of this agreement shall remain in full force and effect and be binding on the parties to this agreement as though the illegal or unenforceable provision or provisions or part or parts of the agreement had never been included in this agreement.

18. In this agreement, the expression "the Securityholders" shall include the Securityholders' respective permitted transferees within escrow and any person to whom the interest of a Securityholder may be transmitted by operation of law as provided herein, and the expression "the Escrow Agent" shall include a new trustee appointed hereunder, and wherever the singular or masculine is used, the same shall be construed to include the plural or feminine or neuter where the context so requires.

19. This agreement shall enure to the benefit of and be binding on the parties to this agreement and each of their heirs, executors, administrators, successors and permitted assigns.

     IN WITNESS WHEREOF the Issuer, the Escrow Agent and the Securityholders have executed this Escrow Agreement as of the date and year first above written.


                                       MED-EMERG INTERNATIONAL INC.


                                       Per: __________________________________


                                       Per: __________________________________


                                       MONTREAL TRUST COMPANY OF CANADA


                                       Per: __________________________________


                                       Per: __________________________________


     SIGNED, SEALED AND DELIVERED by the respective Securityholder set out below.


                                       977675 ONTARIO INC.



                                       Per: __________________________________
                                            Donald Wilson


                                       PAGE RAYMOND & ASSOCIATES LTD.



                                       Per: __________________________________
                                            Martin Scullion

SCHEDULE "A" to the Escrow Agreement dated the _____ day of ________________, 1999 and made among Med-Emerg International Inc., Montreal Trust Company of Canada and the parties listed on the execution page to the Escrow Agreement (therein called the "Securityholders")

--------------------------------------------------------------------------
                                                               NUMBER OF
NAME OF SECURITYHOLDERS               TYPE OF SECURITIES       SECURITIES
-----------------------               ------------------       -----------
977675 ONTARIO INC.                   Common Shares              50,636
(Donald Wilson)

PAGE RAYMOND & ASSOCIATES LTD.        Common Shares              46,310
(Martin Scullion)

     SCHEDULE "B" to the Escrow Agreement dated the _____ day of ________________, 1999 and made among Med-Emerg International Inc., Montreal Trust Company of Canada and the parties listed on the execution page to the Escrow Agreement (therein called the "Securityholders")


                                    DIRECTION

TO:  Montreal Trust Company of Canada

     Reference is made to the escrow agreement dated -, 1999 (the "Escrow Agreement") among Med-Emerg International Inc., Montreal Trust Company of Canada, 977675 Ontario Inc. and Page Raymond & Associates Ltd. Capitalized terms which are not otherwise defined herein shall have the meaning ascribed to such terms in the Escrow Agreement.

     Montreal Trust Company of Canada is hereby authorized and directed to proceed with a release of the Escrowed Shares of each Securityholder held in escrow under the Escrow Agreement pursuant to the terms of Section 5___ of the Escrow Agreement.

     DATED this _______ day of _________________, 1999.


                                       MED-EMERG INTERNATIONAL INC.


                                       Per: __________________________________